Exhibit 99.1

NEWS

Contact:	Media:	Investment Community:	Shareholder Inquiries:	Media Information Center:
	Glenn Ray	Equity: Raj Modi	800-555-5259 or	1-800-665-1515
	313-594-4410	313-323-8221	313-845-8540	media@ford.com
	gray2@ford.com	fordir@ford.com	stockinf@ford.com

Fixed Income:
Dan Gardetto
313-621-0881
fixedinc@ford.com

FOR IMMEDIATE RELEASE

FORD REPORTS 2004 NET INCOME OF $3.5 BILLION, OR $1.73 PER SHARE; FOURTH-QUARTER NET INCOME OF $104 MILLION, OR 6 CENTS PER SHARE

•	Full-year and fourth-quarter net income and earnings per share improved from 2003.

•	Total full-year pre-tax profits of $5.8 billion, excluding special items, increased $2.4 billion from 2003.

•	Full-year earnings from continuing operations of $2.11 per share, excluding special items.

•	Record full-year pre-tax profit of $5 billion, excluding special items, from Financial Services sector.

•	Full-year pre-tax profit of $850 million, excluding special items, from worldwide Automotive sector.

•	Full-year pre-tax profit for Ford Europe improved more than $1.2 billion, excluding special items; South America results also substantially improved.

•	Fourth-quarter earnings from continuing operations of $555 million, or 28 cents per share, excluding special items.

•	Fourth-quarter pre-tax charge of $600 million taken to reduce the value of a Visteon Corp. receivable.

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DEARBORN, Mich., Jan. 20 — Ford Motor Company [NYSE: F] today reported full-year 2004 net income of $3.5 billion, or $1.73 per share, an increase of nearly $3 billion, or $1.46 per share, from a year ago, as the company achieved record financial services profits and improved automotive results. In 2003, the company reported net income of $495 million, or 27 cents per share.

Excluding special items, Ford’s full-year earnings from continuing operations totaled $4.3 billion in 2004, or $2.11 per share. This compares with year-ago earnings from continuing operations of $2.2 billion, or $1.13 per share, excluding special items.

Total full-year sales and revenue for 2004 was $170.8 billion, up $7.2 billion from $163.6 billion last year.

“In 2004, our company gained momentum, delivering more revenue and earnings, more new products, and more innovative breakthroughs, such as the Escape Hybrid, the industry’s first full-hybrid sport utility vehicle,” said Chairman and Chief Executive Officer Bill Ford. “We also confronted operating challenges with our Jaguar brand and high industry marketing costs. Looking forward, we’re going to build on our successes as we launch more new products in 2005 and beyond.”

In addition, the company said 2004 net income was affected by a fourth-quarter pre-tax charge taken to reduce the value of a receivable owed to Ford by Visteon Corporation. The receivable relates to costs for which Visteon reimburses Ford over the long-term for post-retirement health care benefits and life insurance provided to Ford hourly employees assigned to Visteon and other select Visteon employees.

FULL-YEAR HIGHLIGHTS

Ford’s full-year accomplishments included:

•	Earnings per share of $1.73, an increase of $1.46 from 2003.

•	Automotive operating-related cash flow of $1 billion, excluding special items.

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•	Cost savings of almost $900 million, at constant volume, mix and currency exchange, excluding special items.

•	The successful launches of the Ford Five Hundred and Mercury Montego sedans, the Ford Freestyle crossover, the Ford Mustang, the Ford F-Series Super Duty, the Focus sedan in Europe, the Land Rover LR3/Discovery and Volvo S40 and V50 in North America and Europe, and the Ford Territory crossover in Australia.

•	Increased market share in Europe, South America and Asia Pacific.

•	Substantial improvement in South America’s automotive profits.

•	A $1.2 billion improvement in pre-tax profits for Ford Europe that returned the operation to profitability, excluding special items.

•	Record earnings from Ford Motor Credit Company.

•	Profits from The Hertz Corporation that were more than double 2003 results.

FOURTH QUARTER

For the fourth quarter, the company reported net income of $104 million, or 6 cents per share. This compares with a fourth-quarter loss of $793 million, or 43 cents per share, in 2003. Excluding special items, fourth-quarter earnings from continuing operations totaled $555 million, or 28 cents per share, compared to $594 million, or 30 cents per share, a year ago.

Total sales and revenue in the fourth quarter were $44.7 billion, compared to $45.9 billion in the year-ago period.

AUTOMOTIVE SECTOR

The following is a discussion of Ford’s fourth-quarter and full-year pre-tax results for its automotive operations. The pre-tax results exclude special items. Reconciliation to pre-tax U.S. GAAP results is set forth below in the Attachment that accompanies this press release.

For the full year, Ford’s worldwide Automotive sector earned a pre-tax profit of $850 million, a $697 million improvement from $153 million a year ago. The improvement primarily reflected favorable net pricing and cost performance, the favorable effect of

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tax-related interest on refunds and settlements of prior-year audits, and improved parts profits, offset partially by unfavorable volume, mix and currency exchange.

For the fourth quarter, Ford’s worldwide Automotive sector reported a pre-tax loss of $470 million, a decline of $483 million from a pre-tax profit of $13 million a year earlier.
The decline primarily reflected unfavorable volume, mix and currency exchange, offset partially by net interest.

Worldwide automotive revenue for 2004 was $147.1 billion, an increase of $8.8 billion from revenue of $138.3 billion a year ago. Total fourth-quarter automotive revenue was $38.9 billion, a decline of $900 million from revenue of $39.8 billion a year ago.

Total company vehicle unit sales in 2004 were 6,798,000, an increase of 62,000 units from 2003. Fourth-quarter vehicle unit sales totaled 1,751,000, a decline of 133,000 units.

Automotive gross cash at Dec. 31, 2004 totaled $23.6 billion of cash, marketable securities, loaned securities and short-term Voluntary Employee Benefits Association (VEBA) assets.

THE AMERICAS
The Americas reported a full-year pre-tax profit for 2004 of $1.6 billion, a decline of $58 million from a year ago. For the fourth quarter, the Americas had a pre-tax loss of $426 million, compared to a pre-tax profit of $201 million a year earlier.

North America: For 2004, Ford’s North America automotive operations reported a full-year pre-tax profit of $1.5 billion, a decline of $327 million from 2003. The decline primarily reflected lower volumes. For the year, North America’s revenue totaled $83 billion, down $580 million from a year earlier, as higher per-unit revenue offset partially a decline in vehicle unit sales.

For the fourth quarter, North America automotive operations lost $470 million, compared to pre-tax profit of $205 million in 2003. The decline primarily reflected lower volumes and

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unfavorable currency exchange, offset partially by favorable pricing. Fourth-quarter revenue fell to $21.1 billion, down from $22.8 billion in 2003.

South America: Ford’s South America automotive operations reported a full-year pre-tax profit of $140 million, an increase of $269 million from a 2003 pre-tax loss of $129 million. The improvement primarily reflected higher volume and pricing, offset partially by higher commodity costs. Full-year revenue improved to $3 billion from $1.9 billion in 2003.

In the fourth quarter, Ford’s South America automotive operations posted a pre-tax profit of $44 million, an improvement of $48 million from a pre-tax loss of $4 million a year ago. The improvement primarily reflected higher volume and pricing, offset partially by higher commodity costs. Revenue increased to $899 million, up from $623 million a year ago, as South America had higher volumes for its Fiesta, EcoSport, Focus, Ka and Cargo models.

FORD EUROPE AND PREMIER AUTOMOTIVE GROUP (PAG)
The combined full-year pre-tax loss for Ford Europe and Premier Automotive Group (PAG) was $626 million for 2004. This compares to a loss of $936 million for 2003. The combined full-year revenue totaled $54.2 billion, an increase of $7.3 billion from 2003 revenue of nearly $47 billion.

For the fourth quarter, Ford Europe and PAG had a combined pre-tax loss of $324 million, a decline from a pre-tax profit of $176 million a year ago. Combined fourth-quarter revenue totaled $15.3 billion, an increase from $14.8 billion in the prior-year period.

Ford Europe: Ford Europe posted a full-year pre-tax profit of $114 million, reversing a pre-tax loss of $1.1 billion in 2003. The substantial improvement primarily reflected cost savings, and higher profits from a joint venture in Turkey. Revenue for the year totaled $26.5 billion, compared to $22.2 billion in 2003.

For the fourth quarter, Ford Europe reported a pre-tax loss of $69 million, a decline from a pre-tax profit of $62 million in the prior-year period. The deterioration primarily reflected

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lower unit sales, offset partially by fixed cost reductions stemming from improvement actions taken in 2003. Fourth-quarter revenue was $7.4 billion, about flat from a year ago.

Premier Automotive Group: For 2004, PAG reported a full-year pre-tax loss of $740 million, a decline from a pre-tax profit of $171 million in 2003. The decline primarily reflected unfavorable currency exchange and lower volumes at Jaguar, offset partially by improved pricing. Full-year revenue for the group was $27.6 billion, up $2.8 billion from 2003.

In the fourth quarter, PAG’s pre-tax loss was $255 million, a deterioration of $369 million from a pre-tax profit of $114 million a year ago. The year-over-year decline primarily reflected unfavorable currency exchange related to a weakening of the U.S. dollar, and lower volumes at Jaguar. Revenue for the period was $7.8 billion, up from $7.4 billion in the 2003 fourth quarter.

ASIA PACIFIC AND AFRICA/MAZDA
For the full year, Asia Pacific and Africa/Mazda earned a combined pre-tax profit of $163 million, compared with $46 million a year ago. The improvement of $117 million primarily reflected higher profits from Ford’s investment in Mazda and associated operations.

Asia Pacific and Africa: For full-year 2004, Asia Pacific and Africa reported a pre-tax profit of $45 million, an improvement of $68 million from a pre-tax loss of $23 million a year ago. The improvement primarily reflected higher sales in Australia, South Africa and Taiwan. Full-year revenue was $7 billion, an increase from $5.8 billion in 2003.

For the fourth quarter, Asia Pacific and Africa reported a pre-tax loss of $13 million, compared with a pre-tax profit of $26 million in the year-ago period. The decline is primarily the result of higher engineering costs and unfavorable currency exchange, offset partially by stronger volume and mix, and favorable net pricing. Fourth-quarter revenue was $1.6 billion, compared to $1.5 billion in 2003.

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Mazda: For full-year 2004, Ford’s share of the pre-tax profit of Mazda and associated operations was $118 million, up from $69 million a year ago.

For the 2004 fourth quarter, Ford’s share of the pre-tax profit of Mazda and associated operations was a pre-tax loss of $9 million, an improvement from a pre-tax loss of $22 million a year ago. The fourth-quarter loss is primarily due to a reduction in the value of Ford’s holding of Mazda convertible bonds.

FINANCIAL SERVICES SECTOR
For the full year, excluding special items, Ford’s Financial Services sector reported a record pre-tax profit of $5 billion, up $1.7 billion over 2003, driven by strong profits at both Ford Motor Credit Company and The Hertz Corporation. For the fourth quarter, excluding special items, the Financial Services sector earned a pre-tax profit of $1 billion, an improvement of $144 million over a year ago.

Ford Motor Credit Company: Ford Credit reported record net income of $2.9 billion in 2004, up $1.1 billion from earnings of $1.8 billion a year earlier. On a pre-tax basis, excluding special items, Ford Credit earned $4.4 billion in 2004, compared with $3 billion in the previous year. The increase in earnings primarily reflected improved credit loss performance and leasing results.

For the fourth quarter of 2004, Ford Credit earned net income of $543 million, up $73 million from $470 million a year earlier. On a pre-tax basis, Ford Credit earned $859 million in the fourth quarter, compared with $794 million in the previous year. The increase in earnings primarily reflected improved credit loss performance.

The Hertz Corporation: Hertz reported a full-year 2004 pre-tax profit of $493 million, a year-over-year improvement of $265 million. The improvement primarily reflected higher car and equipment rental volumes, better fleet utilization, and higher profits from the sales of used vehicles and equipment.

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Hertz reported a fourth-quarter pre-tax profit of $107 million, up $63 million from the same period in 2003.

OUTLOOK
“Despite the increasingly tough conditions in the global auto market, we continued to make progress in building on the basics,” said Don Leclair, executive vice president and chief financial officer. “We are pleased with the growing acceptance of our new products, as well as with the record earnings of our Financial Services sector.”

To hear Don Leclair lead a review of the Company’s full-year and fourth-quarter financial results, investors and news media are invited to join a 9:00 a.m., ET, conference call on Thursday, Jan. 20. Participants should dial 800-599-9795. (International dial-in number is 617-786-2905) and use the verbal pass code of “Ford Earnings Call.” A listen-only webcast also will be available at www.shareholder.ford.com. Supporting presentation materials will be available at the same web address just prior to the conference call’s start. Representatives of the investment community and news media will have an opportunity to ask questions following the presentation.

Replays of the call will be available through Jan. 27 by dialing 888-286-8010 with pass code 29481628. Using the same pass code, international callers may hear the replay by dialing 617-801-6888. Webcasts of the replay also are available at www.shareholder.ford.com.

Ford Vice President and Treasurer Ann Marie Petach, Ford Credit Vice Chairman and CFO David Cosper, and Ford Vice President and Controller Jim Gouin will host a conference call for fixed income analysts at 11:00 a.m. ET, Thursday, Jan. 20. The dial-in number for the call is 800-599-9795. (International dial-in is 617-786-2905.) The pass code for both numbers is a verbal response of “Ford Fixed Income Call.”

The presentation (on a listen-only basis) and supporting materials for fixed income analysts will also be available at www.shareholder.ford.com. News media and members of the investment community will have an opportunity to ask questions following the presentation.

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Telephone replays of the fixed income conference call will be available through Jan. 27 by calling 888-286-8010 with pass code 55865600. The international dial-in number is 617-801-6888 with the same pass code. Internet replays of this call also will be available on demand at www.shareholder.ford.com.

Ford will review its 2005 business outlook and financial milestones during a briefing with the investor community on Jan. 25, 2005 in New York. The presentation also can be heard via telephone conference call or webcast. For more details, please visit www.shareholder.ford.com.

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures and distributes automobiles in 200 markets across six continents. With more than 327,000 employees worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company and The Hertz Corporation.

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ATTACHMENT:

TOTAL COMPANY
2004 INCOME FROM CONTINUING OPERATIONS
COMPARED WITH NET INCOME

	Fourth Quarter			Full Year
	Earnings	After-	Memo:	Earnings	After-	Memo:
	Per	Tax	Pre-Tax	Per	Tax	Pre-Tax
	Share*	Profit	Profit	Share*	Profit	Profit
		(Mils.)	(Mils.)		(Mils.)	(Mils.)
Income from Continuing Operations Excluding Special Items	$0.28	$555	$531	$2.11	$4,280	$5,813
Special Items
- Visteon Charges	$(0.18)	$(390)	$(600)	$(0.18)	$(390)	$(600)
- Fuel Cell Technology Charges	(0.01)	(21)	(21)	(0.07)	(140)	(182)
- P.A.G. Improvement Plan	(0.03)	(56)	(87)	(0.03)	(71)	(110)
- European Improvement Plan	—	—	—	(0.02)	(32)	(49)
- Property Clean-up Settlement **	0.01	29	45	0.01	29	45
- Disposition of Non-Core Businesses	(0.02)	(53)	(81)	(0.02)	(42)	(64)

Dilution Effect of Special Items	(0.02)	—	—	—	—	—

Total Special Items	$(0.25)	(491)	$(744)	$(0.31)	$(646)	$(960)
Income from Continuing Operations	$0.03	$64	$(213)	$1.80	$3,634	$4,853

Discontinued Operations	0.03	40		(0.07)	(147)

Net Income	$0.06	$104		$1.73	$3,487

*	Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest
**	Non-Automotive item

SAFE HARBOR
Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition resulting from currency fluctuations, industry overcapacity or other factors;
•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	lower-than-anticipated market acceptance of new or existing products;
•	economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of materials;
•	work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

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•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);
•	currency or commodity price fluctuations, including rising steel prices;
•	changes in interest rates;
•	a market shift from truck sales in the U.S.;
•	economic difficulties in any significant market;
•	higher prices for, or reduced availability of fuel;
•	labor or other constraints on our ability to restructure our business;
•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;
•	credit rating downgrades;
•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;
•	higher-than-expected credit losses;
•	lower-than-anticipated residual values for leased vehicles;
•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and
•	our inability to implement the Revitalization Plan.

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